Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Transphorm, Inc. on Form S-3 of our report dated June 28, 2022, with respect to our audits of the consolidated financial statements of Transphorm, Inc. as of March 31, 2022 and March 31, 2021 and for the year ended March 31, 2022, three months ended March 31, 2021 and for the year ended December 31, 2020 appearing in the Annual Report on Form 10-K of Transphorm, Inc. filed with the U.S. Securities and Exchange Commission (“SEC”) on June 29, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
Chicago, IL
September 19, 2022